INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No. 2 to the Registration Statement of Trio Merger Corp. (a company in the development stage) (the “Company”) on Form S-1, File No. 333-172836, of our report dated March 14, 2011, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Trio Merger Corp. (a company in the development stage) as of March 2, 2011 and for the period from February 2, 2011, (inception) through March 2, 2011, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

New York, NY
April 27, 2011